Exhibit 99.1

500 Fifth Avenue Suite 1530 New York, NY 10110 Main: (212) 355-7800

Benjamin Schall
President and Chief Executive Officer
Letter from our Chief Executive Officer:

We wanted to reach out to you to emphasize that Seritage is well positioned to navigate Sears Holdings’ bankruptcy filing.  We are confident that our leading redevelopment program, control over a national portfolio of high-quality real estate, strong balance sheet and preferred partnerships with growing retailers, mixed-use developers and capital allocators positions us well as Sears Holdings faces a restructuring, and as the larger retail industry continues to transform.

I.	The Stability of Our Platform
•	Diversified Income – Almost 70% of our income on a signed lease basis is from diversified, non-Sears tenants on long-term leases at newly developed centers or those actively under redevelopment
•	Strong Financial Position – We have nearly $1 billion of cash on hand and committed capital after our recently closed Term Loan Facility
•
Proven Redevelopment Strategy – We benefit from low existing rents paid by Sears Holdings and a platform specializing in intensive redevelopment that can generate significant long‐term value for our shareholders

Over the last three plus years, our consistent track record of re-leasing space at an average of four times prior rents and deploying over $1.4 billion of capital at targeted returns of 11 percent is unlocking substantial value for shareholders.  Another and important output of this leasing and redevelopment activity has been the substantial diversification of our income stream away from Sears Holdings.  Our goal for the end of 2018 was to have Sears Holdings at less than 35 percent of our income on a signed lease basis (we started at 80 percent in July 2015).  We have achieved that goal with Sears Holdings at 31 percent of our signed lease income as of September 30, 2018, after taking into account all previously exercised terminations and recaptures.  As a result, almost 70% of our income on a signed lease basis is from a diversified set of growing retailers on long term leases in newly developed centers – this is our foundation as we continue to opportunistically unlock value from the remainder of our portfolio.

With our new $2 billion term loan facility from Berkshire Hathaway, which matures in 2023, we have approximately $1 billion of cash on hand and committed capital, which provides the necessary funds to complete all of our projects underway and to cover any cash flow shortfall we may incur in the near term were Sears Holdings to stop paying rent.  Our loan was specifically structured to not have a Sears Holdings bankruptcy or restructuring result in any material change to the loan or prevent us from executing on our redevelopment strategies.  While there are financial covenants in the loan, a breach of those covenants (which would likely occur for a period of time if Sears Holdings were to discontinue rent until such revenue was replaced) results only in (i) the lender’s right to ask for property specific mortgages (today all the assets serve as collateral for the facility, but are not subject to property specific mortgages) and (ii) assets sales or joint ventures would require lender approval.  We believe the strength of our capital structure will be one of our key differentiators as the retail industry transforms, and positions us to continue to be one of the most active redevelopers in the country.

We have leased over 7.0 million square feet of new space since our inception at an average rent of approximately $16.50 per square foot, a four times rent multiple or 300 percent re-leasing spread.  We have also completed or commenced 94 projects representing an incremental spend of over $1.4 billion and with targeted incremental returns averaging approximately 11% on an unlevered basis.  Developing at 11% incremental yields at assets that trade at mid-single digit cap rates upon completion is a healthy business strategy – and even if deal economics get tougher on the margins because of industry supply-demand dynamics, increased construction costs, or rising cap rates, we believe we will continue to have a meaningful spread between our investment returns and stabilized value.

It is also critically important to understand the rent uplift we have been able to achieve on space received back from Sears Holdings, and our ability to deploy capital at these sites in an accretive way.  Per their right to terminate unprofitable stores under our master lease, Sears Holdings has terminated 74 locations since our inception and is in the process of closing an additional 12 stores that were announced in August 2018.  We have sold ten of the 74 terminated stores, and the total square footage occupied by Sears at the remaining 64 stores was 9.3 million for which Sears paid a total annual base rent of $30.4 million.  At those same 64 stores, we currently have signed leases representing 2.5 million square feet with annual base rents of $27.2 million – the key point is that by re-leasing only 30 to 35% of the space we receive back and deploying the required capital to bring these leases on-line, we can replace the base rent for the entire set of terminated stores.  The remainder of the re-leasing on this set of assets is shareholder profit opportunity.

II.	What Happens if the Master Lease with Sears Holdings Were to End?
Of our wholly owned portfolio of 211 properties, Sears Holdings is the primary tenant in just 71 properties after all previously exercised terminations and recaptures and net of four smaller market assets we have under contract to sell.  There are an additional 11 properties where Sears Holdings is still a tenant but has been downsized as part of an active or completed redevelopment.  In total, the base rent from Sears Holdings at these 82 properties is $49 million with an additional $35 million of property related expenses that Sears pays – so our total lost cash flow today would be approximately $84 million before we reduce operating expenses, which we would expect to do if they were vacant.

To put those figures in context, at the end of September, we had $55 million of annualized base rent from diversified non-Sears tenants, and an additional $72 million of annual base rent under signed leases with tenants that are scheduled to steadily open and commence rent payment throughout the next 24 months.  Furthermore, there is an additional $70 million of rent we project to generate from the remaining lease up at the projects we currently have under redevelopment.  These figures exclude in-place and potential income from our joint venture properties with the large mall owners and our joint venture properties in Santa Monica (CA), La Jolla (CA) and West Hartford (CT), and is before additional leasing at our next pipeline of wholly-owned projects.  So just based on leases signed today and the remaining lease up of current projects in the wholly-owned portfolio, which would total about 2.7 million square feet, we project that we will generate annualized rental income of over $195 million (assuming zero rent from Sears Holdings).  This figure does not account for the over 20 million square feet in the rest of the wholly-owned portfolio that is yet to be activated and is before any of the mixed-use densification projects we have in the pipeline.

With respect to our common dividend, the Company expects to maintain its current dividend policy of making distributions that approximate taxable income so as to retain as much free cash flow as possible for reinvestment back into the portfolio.  To the extent estimated taxable income falls meaningfully below current distribution levels (approximately $55 million annually), the Board of Trustees may consider adjustments to common stock dividend amounts.  Any reduction of the common dividend would be made to allow the Company to reinvest the capital retained into future redevelopment projects at accretive returns.

III.	Our Strategies to Unlock Substantial Value for Shareholders Remain Consistent
We believe we are well positioned for various potential outcomes related to Sears Holdings, and importantly our business strategy remains consistent.  We will execute the projects we have underway.  We estimate that the 79 projects that we’ve completed or commenced solely on the Seritage platform will be worth upwards of $3.4 billion ($3.1 billion at share) once the remaining $940 million ($880 million at share) of investment capital has been deployed and the projects have been stabilized.  We have 23 assets in joint ventures with the three largest mall owners with a basis of $370 million at our share.  Just with those 102 assets, our portfolio would be worth almost $3.8 billion.  The remainder of the portfolio provides meaningful value creation opportunity, including some of our top locations and at least three dozen sites with potential for significant densification.

Looking forward, we will continue to build our pipeline of value enhancing projects, which we believe should continue to total $300 to $500 million of new project starts per year.  This includes both suburban retail redevelopments and our set of larger scale, mixed-use projects.  In fact, we recently received governmental approvals for one million square feet and two million square feet of residential, office, retail and hotel development in Redmond, WA and Dallas, TX, respectively.  We will continue to explore joint venture opportunities to leverage best-in-market mixed-use developers, and pursue opportunities to capitalize our larger projects, where appropriate, with asset-level funding.  We plan to continue to sell certain assets in smaller markets where the uplift is not significant enough to warrant the human resource allocation, given other opportunities available to us in our portfolio, and opportunistically sell other assets to recycle capital into our growing pipeline of redevelopment projects.

As we look toward any potential disruption in supply-demand dynamics in retail real estate, we will rely on our substantial competitive advantages to continue as one of the most active developers in the country and earn more than our share of opportunities.  We will build upon our preferred partnerships with growing categories such as entertainment, food and beverage, health and wellness, home goods, value apparel and everyday uses.  We’ve completed multiple leases with many of these relationships and are increasingly focused on programmatic ways to even further link our platform with theirs.  We also believe there will be significant multi-property opportunities with mixed-use developers.  We have what they need – ownership and control over high-quality sites with much of the infrastructure in place, including non-income producing parking lots that are ripe for densification.  Finally, we will continue to look to expand our relationships with institutional capital providers and consider our existing partnerships with some of the largest capital allocators in the world to be a testament to the quality of our platform and strategy.  These collective partnerships will serve us well as we unlock the next set of opportunities in our existing portfolio, as well as other opportunities that may present themselves.

We are monitoring, and will continue to monitor, Sears Holdings’ bankruptcy proceedings and its impact on our business. By their nature, bankruptcy proceedings and their outcomes are subject to uncertainty. For more information regarding same, we would refer you to the risk factors relating to Sears Holdings in our periodic filings with the Securities and Exchange Commission.

We are here if you have any questions and welcome your feedback as we continue to execute on our strategy and move forward into the next phase of our Company’s growth.  Our goal is to remain on the forefront of a transforming retail industry, and to unlock significant value for shareholders in the process.  Thank you for your support and confidence.

Sincerely,

Benjamin Schall
President and Chief Executive Officer

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our significant exposure to Sears Holdings and the effects of its recently announced bankruptcy filing; Sears Holdings’ termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; and our relatively limited history as an operating company.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.